Exhibit 99.1

China North East Petroleum Holdings Ltd. Late Filing of Form
10-K Generates Standard Non-Compliance Notification from
NYSE AMEX LLC; Company Provides Preliminary FY09
Financial Results

-- FY09 Revenue Increases 10% to Record $64.7 Million --
-- FY09 Production Output Increases 41% to 908,126 Barrels --

HARBIN, CHINA and NEW YORK, NY, April 16, 2010 -- China North East Petroleum Holdings Ltd. (the “Company” or “NEP”) (NYSE Amex: NEP), a leading independent oil producing and oilfield services company in Northern China, today reported that on April 15, 2010, the Company received a written notice from NYSE AMEX LLC (“AMEX”) advising that the Company is not in compliance with AMEX’s continuing listing criteria set forth in Sections 134 and 1101 of the NYSE Amex LLC Company Guide (the “Company Guide”) because it failed to timely file its annual report on Form 10-K (the “10-K”) for the fiscal year ended December 31, 2009. In addition the Company’s failure to file its 10-K is a material violation of its listing agreement with AMEX. Pursuant to 1003(d) of the Company Guide, AMEX is authorized to suspend, and unless prompt corrective action is taken, remove the Company’s common stock from AMEX. The Company intends to comply with requirements set forth in the written notice by submitting a plan of compliance to AMEX by April 29, 2009 advising AMEX of the actions the Company intends to take to bring the Company into compliance with the applicable provisions of the Company Guide by July 14, 2010.  The Company intends to file its 2009 Form 10-K in the coming weeks and therefore believes that it will be in compliance with AMEX listing rules well before July 14, 2010.

As previously stated in the Forms 8-K filed by the Company with the Securities and Exchange Commission on March 8, 2010 and February 23, 2010, the Company has determined that the Company’s financial statements for the year ended December 31, 2008, and each interim quarter within that year, and for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009 should no longer be relied upon and should be restated as a result of certain non-cash errors contained therein regarding the accounting for: (i) warrants issued in conjunction with a secured debenture on February 28, 2008, which warrants should have been classified according to Emerging Issues Task Force 00-19 as liability instruments rather than equity instruments; (ii) the change in the fair value of those warrants from the date of issuance through the end of the reporting period; (iii) effective interest expense arising from amortization of the discount to the carrying value of the secured debenture; (iv) the recording of warrants issued to investment consultants in connection with the secured debenture as deferred financing costs instead of consulting fees; (v) the amount of amortization of deferred financing costs associated with the issuance of that secured debenture; (vi) amounts payable to a consultant included in accrued liabilities; (vii) compensation issued to employees in the form of stock; (viii) depreciation, depletion and amortization of oil producing properties; (ix) ceiling test reduction of the net carrying value of oil producing properties; (x) income tax expense for the above items; and (xi) minority interests for certain of the above items.

In addition, in the process of the Company’s 2009 year end audit review, the Company identified certain potential internal control deficiencies over financial reporting in connection with certain expenditures relating to business development activities and the accounting treatment of certain of the Company’s accounts payables.  The Board of Directors has directed and authorized the Audit Committee of the Board of Directors to conduct a thorough review of the situation and to determine what corrective action, if any, should be taken.

Until the completion of the review of the Company’s internal control deficiencies, the Company is unable to finalize its amended and restated financial reports or its audited financial statements for the year ended December 31, 2009.  The Company is working expeditiously to complete the internal control review, and expects to file amended and restated annual and quarterly reports for the periods ending March 31, 2008, June 30, 2008, September 30, 2008, December 31, 2008, March 31, 2009, June 30, 2009 and September 30, 2009, and its Annual Report on Form 10-K for the year ended December 31, 2009 on or before June 15, 2010. The Company has engaged an external consultant with expertise in financial accounting and reporting, including specifically the additional reporting requirements affecting oil and gas producing companies, to assist with the Company’s efforts to maintain effective internal controls over financial reporting.

Preliminary, unaudited summary financial results for the Company are set forth below:

Preliminary revenues for 2009 increased 10% to $64.7 million from $58.6 million in 2008 due to increased oil production and revenue generated by the Company’s newly acquired contract oil drilling entity, Tiancheng.  In 2009, forty two new oil wells were drilled in the Company’s oilfields, bringing the total number of producing wells to 289. Total oil production in 2009 was 908,126 barrels, a 41% increase from 645,856 barrels in 2008.  Oil prices in 2009 averaged RMB 2,824 per ton (USD$55.97 per barrel), a 41% decrease from 2008 levels of RMB 4,845 per ton (US$94.29 per barrel).  Tiancheng contributed $13.6 million of the revenue in 2009, all of which was booked in the fourth quarter, as the acquisition of Tiancheng was completed on September 27, 2009.

Full year 2009 preliminary non-GAAP adjusted EBITDA(1) was $49.6 million, or $2.21 per common share. The Company incurred a preliminary GAAP net loss of $22.1 million, or ($0.99) per diluted share, in 2009.  The net loss was primarily due to $49.5 million in non-cash charges related to the impairment of oil and gas properties, change in fair value of warrants and loss on extinguishment of debt. These expenses were $13.8 million, $27.4 million and $8.3 million, respectively.

Mr. Hongjun Wang, President of China North East Petroleum, commented, “While we regret the delay in the filing of our 2009 annual report, our preliminary 2009 non-GAAP financial results which exclude certain non-cash charges were very strong.  We were pleased to increase our revenue 10% in 2009 in spite of a significant decrease in oil prices in the first half of the year, compared to oil prices in 2008.  Our newly acquired oilfield services division has exceeded our expectations.

In the wake of our recently announced financial reporting and internal control deficiencies, we are implementing the necessary steps towards improving our internal controls and financial reporting function.  We take these issues very seriously and are working aggressively to prevent a reoccurrence of such issues in the future.

Global oil prices have rebounded from the low levels experienced in late 2008 and early 2009, and we anticipate that oil prices will remain relatively stable or trend higher in the rest of 2010.  Consequently, we will continue to drill new wells and expect that cash flow from operations will be sufficient to allow us to meet all of our growth targets this year.  We are on plan to drill approximately 60 wells in 2010, excluding acquisitions, and believe we have the ability to drill more than 320 new wells within our existing fields over the next 3-5 years, excluding any potential benefit we could receive from new oilfield leases which we continue to actively pursue.  We remain focused on expanding our market position as a leading oilfield production and services company in northeast China with a continued focus on expanding our revenue and maximizing our profits.  We are encouraged by our opportunities ahead and look forward to updating you on our latest developments in the weeks to come,” concluded Mr. Wang.

PRELIMINARY (UNAUDITED) 2009 FINANCIAL INFORMATION

2009

Total revenue	$64,658,085

Net loss attributable to NEP common stockholders	$(22,109,514)

Non-GAAP Adjusted EBITDA(1) for NEP	$49,643,918

Non-GAAP Adjusted EBITDA(1) per NEP common share	$2.21

Weighted average number of NEP shares outstanding during the year (basic)	22,414,678

Total assets (at December 31, 2009)	$121,590,350

Total liabilities (at December 31, 2009)	$73,606,004

Total stockholders' equity (at December 31, 2009)	$47,984,346

(1) Adjusted EBITDA is a non-GAAP measurement that the Company uses as a metric to provide information about NEP’s operating trends. NEP defines adjusted EBITDA as net income before discontinued operations, interest expense, interest income, income taxes, depreciation and amortization, non-controlling interest, non-cash loss on extinguishment of debt, non-cash change in fair value of derivative (warrants) and non-cash charges for impairment of oil properties.

This table contains preliminary, unaudited financial figures, which are subject to change.

About Non-GAAP Financial Measures

Unaudited preliminary non-GAAP adjusted EBITDA calculation for the year ended December 31, 2009

2009
GAAP Net income (loss) attributable to NEP common stockholders	$(22,109,514)

Depreciation	10,456,511

Amortization	1,833,038

Loss on extinguishment of debt	8,260,630

Change in fair value of derivative (warrants)	27,398,967

Impairment of oil properties	13,837,108

Non-controlling interest	2,018,354

Interest expense	1,108,125

Interest income	(59,263)

Income tax expense	6,899,962

Adjusted EBITDA for NEP	$49,643,918

The Company uses adjusted EBITDA as a measure of the Company's operating trends. Investors are cautioned that adjusted EBITDA is not a measure of liquidity or of financial performance under Generally Accepted Accounting Principles (GAAP). The adjusted EBITDA numbers presented may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA, while providing useful information, should not be considered in isolation or as an alternative to net income or cash flows as determined under GAAP. Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure.

ABOUT CHINA NORTH EAST PETROLEUM
China North East Petroleum Holdings Limited is an independent oil company that engages in the production of crude oil in Northern China. The Company is a pioneer in China's private oil exploration and production industry, and the first Chinese non-state-owned oil company trading on the NYSE Amex.

The Company has a guaranteed arrangement with the PetroChina to sell its produced crude oil for use in the China marketplace. The Company currently operates four oilfields in Northern China. The Company also recently added an oil service subsidiary through its acquisition of Song Yuan Tiancheng Drilling Engineering Co. Ltd. (“Tiancheng”). For more information about the Company, please visit http://www.cnepetroleum.com .

Statements in this press release, including but not limited to those relating to the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, including the impact of the restatement, timing of filings with the SEC and other statements that are not historical facts are forward-looking statements that are based on current expectations.  Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include delays and uncertainties that may be encountered in connection with the restatement, final audits and reviews by the Company and its auditors, and other risks described in the Company’s annual report on Form 10-K for the year ended December 31, 2008 and its other filings with the SEC.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.  Investors should not place undue reliance on forward-looking statements.  Each forward-looking statement speaks only as of the date of the particular statement and the Company undertakes no duty to update any forward-looking statement.

For more information, please contact:

United States:
Chao Jiang
Senior Vice President, Corporate Finance
Tel:   +1-212-307-3568
Email: chao.jiang@cnepetroleum.com

Bill Zima
ICR, Inc.
Tel: 203-682-8200

China:
Yang Dio Zhang
Chief Financial Officer
Tel:   +86-451-5558-0253
Email: dio.zhang@cnepetroleum.com